COMPARISON OF CHANGE IN VALUE OF $10,000 INVESTMENT IN
DREYFUS LARGE COMPANY GROWTH FUND AND THE STANDARD
AND POOR'S 500 COMPOSITE STOCK PRICE INDEX


EXHIBIT A:

               DREYFUS          STANDARD
                 LARGE        & POOR'S 500
  PERIOD      COMPANY        COMPOSITE STOCK
            GROWTH FUND       PRICE INDEX*

 12/29/93          10,000               10,000
 10/31/94          10,440               10,360
 10/31/95          12,036               13,096
 10/31/96          14,871               16,250
 10/31/97          17,290               21,466


*Source: Lipper Analytical Services, Inc.